FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES MAJOR EXPANSION OF ITS MISSISSIPPIAN OIL PROJECT
AND SUCCESSFUL PRELIMINARY DRILLING RESULTS

San Antonio, Texas / Denver, Colorado / Kansas City, Missouri (December 31, 2013) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today that it has doubled its acreage position in the Company’s Mississippian Oil Project from 2,840 gross (2,556 net) acres to 6,370 gross (5,267 net) acres.

The expansion acreage is located in Woodson County, Kansas, in close proximity to EnerJex’s existing operations. Included is a 90% working interest in 1,200 acres located directly adjacent to acreage that the Company successfully developed in 2013, which is in the early stage of secondary recovery. EnerJex expects to drill approximately 100 oil wells on this new acreage, and management expects this expansion to contribute new proved reserves to the Company’s year-end reserve report. EnerJex earned this acreage after achieving certain development milestones related to the adjacent acreage, and it expects to earn another 320 acres in this area after achieving additional development milestones.

Also included in the expansion is a 70% working interest in 2,330 acres located approximately five miles away from the Company’s producing properties. This acreage is exploratory and has higher potential for oil production and reserves due to higher anticipated reservoir pressure. EnerJex has already participated in drilling two new wells on this acreage during the past month, both of which appear to be successful and are in the process of being completed. This acreage is located in an area that has been sparsely developed although multiple prolific wells were drilled nearby in the 1950’s.

EnerJex’s Mississippian Project produces approximately 200 barrels of oil per day from vertical wells completed in the Mississippian formation at a depth of approximately 1,700 feet. In addition to drilling dozens of new oil wells in this project, the Company has drilled more than 40 secondary recovery water injection wells that are expected to increase reservoir pressure and oil production throughout 2014. This project is characterized by low production decline rates and has an estimated economic life of 50 years.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I expect this expansion to result in a significant increase in shareholder value, and I am excited about the exploration potential of the new acreage position. While I am pleased to make this announcement, it does not temper my enthusiasm for the Company’s recently completed merger. The first three re-entries at EnerJex’s Adena Field asset in Colorado appear to have achieved a combined stabilized production rate of more than 30 barrels of oil per day, which is inline with management’s expectations and higher than what is reflected in the Company’s reserve report. Additional re-entries are currently in progress, and the fourth well appears to be capable of producing at a higher rate than any of the first three.”

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering approximately 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from shallow reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by numerous competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM